Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-203630-01

Pricing Supplement

Dated November 2, 2015

United Airlines, Inc.

$433,652,000

2015-1 Pass Through Trust

Class AA and Class A Pass Through Certificates, Series 2015-1

Pricing Supplement dated November 2, 2015 to the preliminary prospectus supplement dated November 2, 2015 relating to the Class AA Certificates and Class A Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2015-1 (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2015-1 (“Class A Certificates”)

Amount:	$333,652,000	$100,000,000

CUSIP:	90932LAA5	90932LAB3

ISIN:	US90932LAA52	US90932LAB36

Coupon:	3.45%	3.70%

Make-Whole Spread over Treasuries:	0.20%	0.30%

Maximum Commitment Amount Under Liquidity Facility:	$17,714,141	$5,693,889

Price to Public:	100%	100%

Underwriters:

Morgan Stanley & Co. LLC	$52,829,000	$15,834,000

Credit Suisse Securities (USA) LLC	$52,829,000	$15,834,000

Citigroup Global Markets Inc.	$52,828,000	$15,833,000

Deutsche Bank Securities Inc.	$52,828,000	$15,833,000

Goldman, Sachs & Co.	$52,828,000	$15,833,000

Credit Agricole Securities (USA) Inc.	$16,682,000	$5,000,000

Barclays Capital Inc.	$52,828,000	$15,833,000

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$4,336,520

Settlement:	November 17, 2015 (T+10) closing date, the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649 or Credit Suisse toll-free at 1-800-221-1037.